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  b.  10.1 Purchase agreement dated June 8, 1998 between Beach Couch, Inc. and
J. Michael Page.

In accordance with a board resolution dated June 5, 1998 I hereby purchase 1,925,000 shares of common stock of Beach Couch, Inc. a Delaware corporation for the total Price of $192.50.
                                     \\ J. Michael Page \\

Accepted:
BEACH COUCH, INC. June 8, 1998
\\ B.N. Myres \\
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